Exhibit 10.1
AMENDED AND RESTATED NON-EXCLUSIVE CONSULTING AGREEMENT
This Amended and Restated Non-Exclusive Consulting Agreement (“Agreement”) is entered into and effective as of the 13th of January, 2006, to amend and restate the Non-Exclusive Consulting Agreement entered into effective as of the 16th day of August, 2005, between Edward F. Houff (“Consultant” or “Houff”), and Kaiser Aluminum & Chemical Corporation, a corporation with offices located at 27422 Portola Parkway, #350, Foothill Ranch, CA 92610-2831 (“Kaiser”).
     WHEREAS, effective August 15, 2005, Kaiser has terminated Consultant as a Kaiser employee “Without Cause,” and such termination constitutes a “Pro-Rating Event” for the purposes of determining Consultant’s entitlement to severance and termination benefits under the Key Employment Retention Program (“KERP”) approved by the Bankruptcy Court in Kaiser’s chapter 11 proceedings, including Consultant’s Severance Agreement, Retention Agreement and Change in Control Severance Agreement (a summary listing of such benefits and the references thereto is attached to this Agreement and incorporated herein by reference); and
     WHEREAS, Consultant acknowledges that as a result of termination of Consultant’s employment Consultant is not entitled to any benefits under his Change in Control Severance Agreement (the “CIC Agreement”) and, in recognition of the foregoing, has, by execution of this Agreement, permanently waived and released Kaiser from and against any and all claims for “Change in Control” and “Tax Gross-Up” termination benefits in connection with the KERP, including any claims for benefits under his CIC Agreement; and
     WHEREAS, Kaiser desires to have Consultant perform certain services for Kaiser as set forth herein, and Consultant is willing to perform such services;
     NOW THEREFORE, in consideration of the mutual promises contained herein the parties hereto agree as follows:
1. Term
     The term of this Agreement shall commence as of August 1, 2005 and shall continue in effect through April 30, 2006. Termination of this Agreement, except for cause, before April 30, 2006, may occur only by mutual consent or the death or permanent and total disability of Consultant as a result of bodily injury, disease or mental disorder. This Agreement may be renewed for such term, and upon such terms and conditions, as the parties may agree in a further writing.
2. Services
     2.1 Consultant shall perform non-exclusive consulting services for Kaiser primarily in the nature of the services provided when consultant was Chief Restructuring Officer and Senior Vice President of Kaiser, which employment ended on August 15, 2005. A listing of subject areas in which Kaiser and Consultant have agreed that Consultant will provide services to the Company is attached to this Agreement and incorporated herein by reference. To the extent any services will not be completed by the expiration of the term of this Agreement and Consultant and Kaiser have not agreed to the terms of an extension, Consultant shall fully cooperate with Kaiser in all matters relating to the winding up of Consultant’s pending work on behalf of Kaiser and the orderly transfer of any such pending work to other employees or representatives of Kaiser as may be designated by Kaiser.
     2.2 Any additional services by Consultant beyond those referenced in paragraph 2.1 above shall be performed by Consultant as agreed between Consultant and Kaiser and as authorized by Kaiser’s CEO, Jack A. Hockema, or such other person as Consultant may agree.

     2.3 Consultant shall at all times act in accordance with his own best judgment, experience and expertise as an independent Consultant. Consultant shall routinely communicate the status and progress of the services being performed by Consultant to Kaiser’s CEO, General Counsel, CFO, senior management and outside professionals, as appropriate, and solicit input and direction with respect to tactical and strategic decisions required to be made in connection with the services to be performed that are likely to affect the business, operations or liabilities of Kaiser and its affiliates both during and after emergence.
     2.4 Consultant may perform consulting services for persons other than Kaiser so long as such other consulting services do not present an actual conflict of interest for Consultant. Consultant agrees to inform Kaiser when consulting services are being performed for others, and will provide a certification that no conflict exists. Consultant will arrange his schedule and other work to ensure that Kaiser work remains the primary priority for Consultant’s work and remains the first call on Consultant’s resources and time. Should Consultant request a waiver of any potential conflict with respect to either interest or time, Kaiser will not unreasonably withhold its consent to waiver.
     2.5 Upon the effective date of Kaiser’s plan of reorganization and its emergence from Chapter 11, Consultant will resign as Chief Restructuring Officer of Kaiser and the delegation of authority granted to Consultant shall terminate and be of no further force or effect. Except as set forth in the preceding sentence, Kaiser’s emergence from Chapter 11 will have no effect on this Agreement or the consulting services to be performed.
3. Fees and Reimbursements/Invoices
     3.1 For the initial term of the Agreement (through February 14, 2006), Consultant’scompensation will be as follows:
          3.1.1 A base fee of $43,200 per month (“Base Fee”), exclusive of expenses, for which Consultant will provide up to 120 hours of services. Travel time that is not covered by other work will be counted at one-half the number of hours, and there will be no premium for weekend or holiday work. This amount will be pro-rated for the partial months of August 2005 and February 2006.
          3.1.2 Monthly hours worked in excess of 120, up to a maximum of 200 (“Additional Fee”), exclusive of expenses, will be billed at $360 per hour, subject to the same terms and conditions for travel, weekend and holiday work as provided in paragraph 3.1.1.
          3.1.3 Regardless of the number of hours actually worked in any month, Consultant agrees that Kaiser will not be charged for any work in excess of 200 hours per month, exclusive of expenses.
     3.2 After the initial term of the Agreement, Consultant’s compensation will be as follows:
          3.2.1 The prorated Base Fee for February 15, 2006, through February 28, 2006, shall be $22,500, exclusive of expenses, for which Consultant will provide up to 50 hours of services. Travel time that is not covered by other work will be counted at one-half the number of hours, and there will be no premium for weekend or holiday work. The Additional Fee during this period for hours worked in excess of 50, up to a maximum of 75, exclusive of expenses, will be billed at $450 per hour, subject to the same terms and conditions for travel, weekend and holiday work as provided above.

Amended and Restated Non-Exclusive Consulting Agreement Edward. F. Houff

          3.2.2 The prorated Base Fee for March 1, 2006, through March 31, 2006, shall be $33,750, exclusive of expenses, for which Consultant will provide up to 75 hours of services. Travel time that is not covered by other work will be counted at one-half the number of hours, and there will be no premium for weekend or holiday work. The Additional Fee during this period for hours worked in excess of 75, up to a maximum of 100, exclusive of expenses, will be billed at $450 per hour, subject to the same terms and conditions for travel, weekend and holiday work as provided above.
          3.2.3 The prorated Base Fee for April 1, 2006, through April 30, 2006, shall be $22,500, exclusive of expenses, for which Consultant will provide up to 50 hours of services. Travel time that is not covered by other work will be counted at one-half the number of hours, and there will be no premium for weekend or holiday work. The Additional Fee during this period for hours worked in excess of 50, up to a maximum of 75, exclusive of expenses, will be billed at $450 per hour, subject to the same terms and conditions for travel, weekend and holiday work as provided above.
     3.3 Both parties agree that Consultant is not an employee for state or federal tax purposes. Consultant shall be solely responsible for payment of all FICA and federal, state and local income taxes payable on compensation received hereunder. All travel time in connection with this Agreement will be prorated as required and compensated at the above rates. In addition, upon submission of proper documentation, Kaiser will reimburse Consultant for all reasonable and customary expenses incurred while providing consulting services. The term “reasonable and customary” shall mean expenses incurred consistent with Kaiser’s corporate policies on reimbursement of travel and related expenses and also include costs for telephone, fax and mobile phone charges when used for Kaiser business, but shall not include any costs or expenses incurred by Consultant to provide his own working environment (office space, parking, etc.).
     3.4 Consultant’s compensation and expense reimbursement shall be paid as follows:
          3.4.1 Beginning in September 2005 and each month thereafter during the term of the Agreement, Consultant’s Base Fee will be paid automatically by Kaiser by wire transfer monthly on the first business day between the first and fifth day of the month.
          3.4.2 Beginning in September 2005 and each month thereafter during the term of the Agreement, by the fifth day of the month, Consultant will provide an invoice for the previous month that provides a summary of time and activities as to the Base Fee, and a reasonably detailed description of services and time, rounded up to the nearest tenth of the hour for any Additional Fee earned during the previous month. Consultant will also submit a reasonably detailed schedule of expenses for reimbursement including receipts. Bills and receipts may be submitted electronically.
          3.4.3 Statements for services and requests for expense reimbursement shall be submitted to
Kaiser Aluminum & Chemical Corp
Attn: John M. Donnan, Vice President and General Counsel
27422 Portola Parkway, #350
Foothill Ranch, CA 92610-2831
Fax: (949) 614-1867
john.donnan@kaiseraluminum.com

Amended and Restated Non-Exclusive Consulting Agreement Edward. F. Houff

          3.4.4 Kaiser will promptly review the statements submitted with respect to the Additional Fee and requests for expense reimbursement, and will pay all undisputed Additional Fee and expense reimbursement amounts within 30 days of Kaiser’s receipt of such statement. Kaiser may request additional information concerning the content of the Base Fee description and time but may not withhold payment of the Base Fee. Questions regarding any Additional Fee and/or expenses will be addressed promptly with a view toward reaching an agreement, and payment for any questioned Additional Fee and/or expense amounts will be paid on the later of 30 days after the statement was received or 10 days after the questions are resolved.
4. Independent Contractor
     4.1 Consultant shall perform services hereunder as an independent contractor and not as an employee. He shall have no power or authority to act for, legally represent, or commit Kaiser in any way unless Kaiser expressly authorizes him to do so.
     4.2 Consultant understands and agrees that during the period of this Agreement and any extensions thereto he is not entitled to participate in or accrue benefits, and Consultant hereby expressly waives any claim to participate in or accrue benefits, under Kaiser’s employee benefit plans, including but not limited to KRP, Plan B, Severance Pay and Benefits Continuation, Personal Choice, Life Insurance, Sick Leave with Salary Continuation, Long Term Disability, Accidental Death and Dismemberment, Medical and Dental plans for services performed hereunder, except as he is entitled to receive any such benefits as a result of his termination without cause as an employee on August 15, 2005. For the avoidance of doubt, the parties agree that any and all benefits to which Consultant may be entitled must derive, if at all, from his term of employment at Kaiser, and not from his service as a Consultant. In addition, Consultant is not entitled to participate in any employee bonus plans as a result of his service as a Consultant.
5. Protection of Confidential Information
     5.1 All work product of Consultant in the performance of this Agreement, including without limitation, analyses, reports, photographs, data and other information, including any inventions or discoveries made by Consultant, shall be the property of Kaiser and shall be considered Confidential Information. Any information disclosed to Consultant by Kaiser or others in connection with service for Kaiser under this Agreement shall also be considered Confidential Information, and shall, as between Kaiser and Consultant, be the property of Kaiser.
     5.2 Except as Kaiser may authorize in writing, Consultant shall not disclose any Confidential Information or use it for any purpose other than the performance of his services under this Agreement. Promptly upon Kaiser’s request, and in any event upon the termination of this Agreement, Consultant shall deliver to Kaiser all such material (including all copies made thereof) which Consultant has in his possession.
     5.3 Upon termination of this Agreement for any reasons, Consultant will, except as otherwise agreed to in writing by the parties, return to Kaiser all property belonging to Kaiser, including without limitation, computer equipment, computer programs, cellular telephones, beepers or other property belonging to Kaiser, and documents, property and data of any nature and in any form, including electronic or magnetic form, reflecting any confidential information described above.

Amended and Restated Non-Exclusive Consulting Agreement Edward. F. Houff

6. Applicable Law/Entire Agreement
     6.1 This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Texas, except that conflicts of laws/provisions of Texas law shall not be applied for the purpose of making other law applicable.
     6.2 This Agreement, the Severance Agreement, the Retention Agreement and that certain Release executed pursuant to the terms of the Severance Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties relating to Consultant’s activities as a Consultant and the termination of Consultant’s employment with Kaiser, including, but not limited to the effect of such termination under the KERP and related agreements. It may not be amended, supplemented or superseded except by a written agreement signed by both parties.
7. Dispute Resolution
     7.1 If a dispute arises out of or related to this Agreement, and if the dispute cannot be settled through direct discussions, then Kaiser and Consultant agree to first endeavor to settle the dispute in an amicable and good faith manner by mediation before a mutually agreeable mediator, before having recourse to any other proceeding or forum.
     7.2 Any controversy or claim arising out of or relating to this Agreement or the breach thereof that cannot be resolved by good faith mediation shall on the written request of the complaining party served on the other within thirty (30) calendar days of the event which forms the basis of the controversy or claim, be submitted and resolved by final and binding arbitration in a manner consistent with the rules of the American Arbitration Association. Service of the written demand for arbitration shall be made by certified mail, with a return receipt requested. Time is of the essence. If the request is not served within said thirty (30) days of the date a cause of action arises, the complaining party’s claim(s) shall be forever waived and barred before any and all forums, including, without limitation, arbitration or judicial forums. The Arbitrator shall have no authority to alter, amend, modify or change any of the terms of the Agreement. The decision of the Arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction thereof. The parties shall equally divide all costs of the arbitration, but the parties shall bear their own expenses for attorney’s fees and witness costs.
     7.3 The parties intend that the dispute resolution procedures outlined herein are mandatory and shall be the exclusive means of resolving all disputes, between Consultant and Kaiser and/or Kaiser’s employees, directors, officers, officers or managers involving or arising out of this Agreement. However, this provision does not prevent either Party from first seeking injunctive relief if necessary to enforce the terms of this Agreement.
8. Notices
     All notices, correspondence, consents, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when actually received. Such notices may be given personally, by registered or certified mail, by email, or by facsimile transmission:

if to Consultant:	Edward F. Houff Emergence Strategies LLC 1200 Smith Street, Suite 1600

Amended and Restated Non-Exclusive Consulting Agreement Edward. F. Houff

if to Kaiser:	Houston TX 77002
Fax: 800-853-3676
Phone: 713.353.4655
Email: efh446@gmail.com

Kaiser Aluminum & Chemical Corp.
Attn: John M. Donnan, Vice President and General Counsel
27422 Portola Parkway, #350
Foothill Ranch, CA 92610-2831
Phone: (949) 614-1767
Fax: (949) 614-1867
john.donnan@kaiseraluminum.com
or to such other address as either party shall have last designated by notice to the other party hereto.
9. Waiver
     Failure of either Kaiser or Consultant to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions nor in any way affect the validity of this Agreement or any part thereof or the right of either party thereafter to enforce each and every provision thereof. The waiver of any provisions of this Agreement or any breach thereof shall not constitute waiver of any subsequent breach of the same or any other provisions of this Agreement.
10. Knowing and Voluntary Waiver
     Consultant understands and agrees that he:
a.	Has carefully read and fully understands all of the provisions of this Agreement, the KERP and agreements entered into by Consultant under the KERP, including Consultant’s Severance Agreement, Retention Agreement and CIC Agreement and the effect of his termination of Employment under this Agreement, the KERP and Consultant’s Severance Agreement, Retention Agreement and CIC Agreement.

b.	Has had an opportunity to negotiate the terms of this Agreement.

c.	Is, through this Agreement, waiving right to employee benefits and/or any future claim to benefits set forth in paragraph 4.2 of this Agreement, stemming from activities as a Consultant during the period of this Agreement on and after August 1, 2005.

d.	Knowingly and voluntarily intends to be legally bound by the terms of this Agreement.

e.	Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement.
11. Survival
     The obligations of Consultant under Section 5, 6 and 7 of this Agreement shall survive termination or expiration of this Agreement.

Amended and Restated Non-Exclusive Consulting Agreement Edward. F. Houff

     IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first set forth above.

CONSULTANT:	KAISER ALUMINUM & CHEMICAL CORP.

By:

Edward F. Houff		John M. Donnan Vice President and General Counsel

Amended and Restated Non-Exclusive Consulting Agreement Edward. F. Houff

List of Subject Areas as to which Kaiser Desires and Consultant Agrees to Provide Services

■	Regularly Scheduled Omnibus and Special bankruptcy court hearings

■	Disclosure Statement, POR, Solicitation, Confirmation hearings — complete

■	Hearings and appellate work relating to bankruptcy issues, including stay proceedings

■	PBGC Appeal of Distress Termination

■	Insurance coverage litigation and settlements

■	Trentwood environmental matters and criminal investigation

■	Senior/Sub Note/Gramercy Subordination Litigation and liquidating plan confirmation and appeals, including stay proceedings

■	Asbestos and other Tort Claim resolution and negotiations

■	Asbestos workers’ compensation

■	Communications with committees and futures representatives

■	C11 communications with the Board

■	New Board Search Committee — complete

■	Environmental reorganization matters — complete

■	Claims resolution issues

■	Monument Select litigation — complete

■	Testimony and/or declarations as required to support particular pleadings

■	Other assignments as agreed

EFH Initials	JMD Initials

Amended and Restated Non-Exclusive Consulting Agreement Edward. F. Houff

SUMMARY OF BENEFITS DUE AND REFERENCES
TO APPLICABLE BENEFIT AGREEMENTS
■	All benefits that are due and payable to Consultant under the Kaiser Key Employee Retention Program (KERP), Consultant’s Severance Agreement (“Severance Agreement”), Consultant’s Retention Agreement, each as approved by the Bankruptcy Court in 2002 in Kaiser’s chapter 11 proceedings, for a “Termination Without Cause” and a “Pro-Rating Event,” as those terms are used in the appropriate documents that generally describe and are specific to Edward F. Houff, will be paid as and when due under those plans and agreements as a result of Mr. Houff’s termination effective August 15, 2005.

■	No material change or alteration to such benefits is intended from the KERP and related plans and agreements that were approved by the Bankruptcy Court

■	These severance benefits include, as of the termination on August 15, 2005
•	Base pay times a multiplier of 2

•	Withheld retention payments equaling $400,000

•	“Welfare benefits” for 2 years as provided for in the Severance Agreement and all other benefits provided by the severance plan implemented at part of the KERP (note: does NOT include car lease continuation)

•	Normal end of service benefits and rights as a Kaiser employee (e.g. unused vacation days for 2005, accrued but unused for 2006) unrelated to Severance Agreement
■	Deferred benefits under the KERP/Severance program
•	LTI for 2002 through 2004 calculated and paid in accordance with the LTI program and KERP (half at emergence, half at emergence + 1 yr)
■	Other bargained for benefits
•	$25,000 one-time moving expense payment (to be paid upon the earlier of an actual move or upon termination of the Agreement)

•	2005 Short-Term Incentive Compensation, prorated for the period from January 1 to August 15, 2005, not to exceed $25,000, to be paid before March 15, 2006.

EFH Initials	JMD Initials

Amended and Restated Non-Exclusive Consulting Agreement Edward. F. Houff